Exhibit 10.1

General Release Agreement
YOU ARE ADVISED TO CONSULT AN ATTORNEY ABOUT THIS AGREEMENT
This General Release Agreement (this “Agreement”) sets forth the agreement between you and Levi Strauss & Co. (“LS&Co.” or the “Company”) regarding Separation Pay and benefits and your release of claims in connection with the cessation of your employment with LS&Co.
You and LS&Co. agree:

1.
Separation Date: Your employment with LS&Co. will terminate on February 16, 2020 (your “Separation Date”). Whether or not you accept this Agreement, you will be paid (or you have been paid) all wages, including accrued and unused vacation, due to you as of your Separation Date. By executing this Agreement, you acknowledge that you have received all wages and benefits due to you as of the Separation Date.

2.
Separation Pay. In consideration of your acceptance of this Agreement, you will receive $1,248,000.00 (one-million two-hundred and forty-eight thousand dollars and zero cents), representing 78 weeks of base pay, in Separation Pay. This pay will be subject to withholding and deductions for all taxes required by law and those deductions you have already authorized in writing, will be treated as supplemental wages, and will be paid out in biweekly increments during normal payroll periods of the Company.

3.
Group Health Benefits. Except for COBRA continuation, your group health benefits end as of February 29, 2020. Whether or not you sign this Agreement, you may be eligible to continue receiving group health benefits pursuant to the federal COBRA law. The details of the COBRA continuation benefit are provided with your exit package.

Provided you sign and do not timely revoke this Agreement, if you are eligible for and properly elect continued group medical coverage through COBRA, then LS&Co. will subsidize the cost of medical coverage under COBRA for up to 78 weeks following your February 16, 2020 Separation Date (the “Separation Period”). The subsidy will reduce the COBRA coverage cost so that you will pay an amount equivalent to the contribution required for active employees, plus a 2% administrative fee. When the Separation Period ends, you must pay the full cost of medical coverage plus a 2% administrative fee to continue coverage for the remaining COBRA period. The subsidy also will cease when you accept other employment and become eligible for group medical benefits through another employer, whether or not you elect to participate in such plan. There is no COBRA subsidy for dental or vision benefits.

4.	Additional Benefits Coverage.

a.	Life Insurance. During the Separation Period, LS&Co. will provide you with free basic life insurance with a death benefit equal to your base salary as of the Separation Date.

b.
Equity Awards. If you have (i) been granted a Stock Appreciation Right or Restricted Stock Unit award from the Company, (ii) such Stock Appreciation Right or Restricted Stock Unit award is subject to time-based vesting, and (iii) your Separation Date is at least twelve (12) months after the date of grant of such Stock Appreciation Right or Restricted Stock Unit award, the Stock Appreciation Right or Restricted Stock Unit award will continue to vest for the duration of the Separation Period.

c.
Prorated Annual Bonus. You will be entitled to a prorated annual bonus for fiscal year 2020 based on actual Company financial results and 100% of your individual component. Such bonus will be paid in the first quarter of fiscal year 2021 at the time annual bonuses are paid to continuing employees.

d.	One-Year Ayco Benefits Continuation. For a period of one-year following your Separation Date, you will continue to be eligible for Ayco Financial Services benefits.

e.
Executive Physical Exam Continuation. For a period of one-year following your Separation Date, you will continue to be eligible to receive executive physical exam benefits. Spousal benefits shall not be included in this continued benefit.

f.	E&Y Tax Assistance Continuation. For tax years 2020 and 2021, you will continue to be eligible for personal tax assistance from Ernst & Young, in the same manner as when you were employed by LS&Co.

5.	General Release and Waiver of Claims

a.
In consideration of the separation pay and benefits (collectively referred to as “Separation Benefits”) to be provided pursuant to this Agreement, you release and forever discharge LS&Co., its subsidiaries and affiliates, and each of their parent organizations, predecessors, successors and assigns, and all of its and their past and present officers, directors, employees, agents, attorneys, associates, insurers and employee benefit plans (collectively, the “Company Releasees”) from any and all claims, demands, liabilities, damages or causes of action arising out of facts or occurrences before the date you sign this Agreement, whether known or unknown to you, including claims arising out of your employment with the Company or any of its wholly-owned U.S. subsidiaries and your separation from employment (collectively, the “Claims”).

b.
You understand that by releasing the Company Releasees from each and every Claim, you are giving up rights to bring all Claims against any Company Releasee based on any action, decision or event occurring before the date this Agreement is signed. This release covers all Claims against the Company Releasees, including but not limited to those arising under tort, contract and local, state or federal statute, including, but not limited to (as amended), Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Equal Pay Act; section 1981 of the Civil Rights of 1864; the Employee Retirement Income Security Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the American’s with Disabilities Act; the Worker Adjustment and Retraining Notification Act; whistleblower protection statutes; and any other federal, state, tribal or local law, statute, regulation or ordinance concerning employment, including termination of employment, including, but not limited to, laws prohibiting discrimination based on race, creed, color, religion, national origin, sex, marital status, sexual orientation, age, disability, HIV/AIDS status, genetic information, military service, or veteran status, or any other protected classification; and claims for monetary damages, attorney’s fees, litigation costs or other monetary relief.

c.
You understand that notwithstanding the above, nothing in this Agreement is intended to unlawfully release or waive any of your rights under any laws or to prevent, impede, or interfere with your ability right to: (i) provide truthful testimony if under subpoena to do so, (ii) file a charge with any state or federal agency or participate or cooperate in an agency investigation (except that you acknowledge that you cannot recover money in connection with any such charge or investigation), (iii) challenge the validity of this release, or (iv) pursue any rights or claims that may arise after the date this Agreement is signed.

Further excluded from this release are any claims you may have for:

a)	unemployment benefits under applicable law;

b)	workers’ compensation insurance benefits;

c)	continued participation in certain of the Company’s group health benefit plans pursuant to COBRA, if applicable, and/or any applicable state law counterpart to COBRA;

d)	any benefit entitlements vested as of your Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; and

e)	any claims that are not waivable as a matter of applicable law.

Section 1542 Waiver - You understand and agree that this release covers not only claims presently known to you, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this Agreement, but you nevertheless waive any claims or rights based on different or additional facts. You knowingly and voluntarily waive any and all rights or benefits under the terms of Section 1542 of the Civil Code of the State of California (or any law of similar effect in any jurisdiction other than California), which provides:
"A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."

6.
Confidential Information. You hereby acknowledge that you are bound by all confidentiality agreements that you entered into with the Company and/or any and all of the Company Releasees (which agreements are incorporated into this Agreement by this reference); that as a result of your employment you have had access to the Confidential Information (as defined in such agreement(s)); that you will hold all such Confidential Information in strictest confidence; and that you may not make any use of such Confidential Information on behalf of yourself or any third party. By signing this Agreement, you further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction.

7.
Non-Solicitation. For 12 months immediately following your Separation Date, you will not directly or indirectly solicit or induce any employee of the Company or any Company Releasee to leave employment with that entity or person. The

Company has advised you, and hereby advises you, that, subject to any durational or other limitations imposed by law in a particular jurisdiction, the Company will enforce this section to the fullest extent legally permissible.

8.
Non-Disparagement. You promise that you will not at any time make or publish any statements or comments that injure the reputation or goodwill of any Company Releasee. LS&Co. agrees that no current members of the Board of Directors, Executive Committee and/or Global Leadership Team will at any time make or publish any statements or comments that injure your reputation.

9.
Employment with Competitor. The amounts payable and other benefits provided to you under this Agreement will immediately cease in the event that you accept employment with a Competitor of the Company (as such Competitors are defined in Exhibit “A” to this Agreement, which is attached and incorporated by reference), or if you breach any of your material obligations under this Agreement, including without limitation your obligations regarding Confidentiality, Non-Solicitation and Non-Disparagement, as set for the above in paragraphs 6-8 of this Agreement.

10.
Re-Employment. If you are re-employed by LS&Co. before you receive all of your Separation Payments, the remaining payments will cease as of your re-employment or return date. In addition, LS&Co. will upon your rehire or return, discontinue the COBRA subsidy described as well as any Life Insurance coverage provided.

11.
Non-Admission of Liability. This Agreement is not an admission by the Company or any other Company Releasee that the Company or any other Company Releasee has acted wrongfully with respect to you or any other person. The Company and other Company Releasees specifically deny any liability for wrongful acts against you or any other person.

12.
Return of Employer Property. You affirm that you have returned to LS&Co. all documents, notes, reports, plans, keys, computers, office equipment, security cards and/or identification cards, charge cards, customer lists, computer or other files, employee directories, product information and other documents, copies of documents and property which were created, developed, generated or received by you during your employment or which are Company property, whether or not such items are confidential to LS&Co., unless the return of a particular item has been expressly excepted by the Company in writing.

13.
Further Cooperation. You agree to cooperate with LS&Co. in connection with any pending or future investigation or litigation in which LS&Co. or other Company Releasees believe you are an individual with relevant knowledge, subject to and without waiving your rights specified in Section 5(C) above.

14.
Confidentiality of Agreement. You agree to keep confidential this Agreement and will not reveal its contents to anyone except your attorney, your spouse/partner or your accountant, or as required by law or legal process.

15.
Consideration and Revocation Periods. You agree that you have been provided a period of greater than 21 calendar days to consider whether to accept this Agreement. This Agreement must be signed no earlier than your separation Date on February 16, 2020 and no later than February 23, 2020.

Please send your signed Agreement to:
Seth Jaffe
Executive Vice President & General Counsel
Levi Strauss & Co.
1155 Battery Street
San Francisco, California 94111
Alternatively, you may send your signed Agreement to Mr. Jaffe by electronic mail at his LS&Co. email address: sjaffe@levi.com.
If you have not signed and returned this Agreement within this time period, the offer of this Agreement will expire. In addition, you have 7 calendar days after you sign this Agreement to revoke it, which you may do by delivering a written notification of revocation to Mr. Jaffe at the address or email address shown above. If you revoke within 7 days, you will receive no benefits under this Agreement.

16.
Effect of Failure to Sign or of Revocation. You acknowledge that if (i) you do not sign this Agreement; or (ii) you do sign the Agreement but thereafter timely revoke, you will still be terminated as of your Separation Date and you will not be eligible to receive any Separation Benefits.

17.
Counterparts/Photocopies/PDFs. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies (including PDFs) of such signed counterparts may be used in lieu of the originals for any purpose.

18.	Additional Understandings and Acknowledgements. You further acknowledge and agree:
A.You are advised to consult with an attorney of your own choosing before deciding whether to execute this Agreement;
B.You have entered into this Separation Agreement knowingly and voluntarily, having given the matter full and careful consideration;
C.The Separation Benefits provided to you under this Separation Agreement are in addition to those you are entitled to receive apart from this Agreement;
D.As of your Separation Date, you have received all pay to which you are entitled, including overtime if any, as well as all accrued PTO/vacation time.
E.You have not relied upon any prior or contemporaneous promises or representations in choosing to execute this Agreement, but have relied solely upon the promises and representations expressed.

19.	Severability. The provisions of this Agreement are severable, and if any provision is found to be unenforceable, the other provisions will remain fully valid and enforceable.

20.	Governing Law. This Agreement will be construed under federal law and, where applicable, the laws of the State of California without reference to its conflicts of choice of law rules.

21.
Entire Agreement. This Agreement is an integrated document and supersedes any prior or contemporaneous agreement, understanding or representation concerning its subject matter. In particular, you acknowledge and agree that any prior offer of participation in the Levi Strauss & Co. Separation Plan for the Worldwide Leadership Team (effective March 1, 2017) (the “Plan”) has been withdrawn and that, in consideration of your acceptance of this Agreement, you are not eligible to receive any separation pay or benefits under the Plan.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY, HAVING BEEN ADVISED OF MY RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. I AM NOT RELYING ON ANY REPRESENTATION OR UNDERSTANDING NOT STATED IN THIS AGREEMENT.
You may NOT sign or return this Agreement prior to your Separation date.

AGREED:
Dated: February 20, 2020.		ROY BAGATTINI
/s/ Roy Bagattini

AGREED:
Dated: February 4, 2020.		LEVI STRAUSS & CO.
	By:	/s/ Chip Bergh
Chip Bergh President and CEO

EXHIBIT A

(List of Competitors as of Effective Date of Agreement)

•	VF Corporation

•	Gap, Inc.

•	Ralph Lauren Corporation

•	PVH Corp.

•	American Eagle Outfitters

•	Kontoor Brands, Inc.